Exhibit 99.2

VERB Announces Closing of $13.8 Million Underwritten Public

Offering and Full Exercise of Over-Allotment Option

NEWPORT BEACH, CA and SALT LAKE CITY, UT, July 24, 2020 (GLOBE NEWSWIRE) — VERB Technology Company, Inc. (NASDAQ: VERB) (“VERB” or the “Company”), a leader in interactive video-based sales enablement applications, including interactive livestream ecommerce, webinar, CRM, and marketing applications for entrepreneurs and enterprises, has today announced the closing of an underwritten public offering of common stock for gross proceeds of approximately $13.8 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares, prior to deducting underwriting discounts and commissions and offering expenses payable by Verb.

The offering was comprised of shares of common stock priced at a public offering price of $1.10 per share.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with the offering.

A total of 12,545,453 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-239055), which was declared effective by the United States Securities and Exchange Commission on July 21, 2020.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Verb with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About VERB

VERB Technology Company, Inc. (NASDAQ: VERB) is a Software-as-a-Service, or SaaS, applications platform developer. Our platform is comprised of a suite of sales enablement business software products marketed on a subscription basis. Our applications, available in both mobile and desktop versions, are offered as a fully integrated suite, as well as on a standalone basis, and include verbCRM, our Customer Relationship Management application; verbLEARN, our Learning Management System application; and verbLIVE, our Interactive Livestream eCommerce and Video Webinar application.

Our suite of applications can be distinguished from other sales enablement applications because our applications utilize our proprietary interactive video technology as the primary means of communication between sales and marketing professionals and their customers and prospects. Moreover, the proprietary data collection and analytics capabilities of our applications inform our users in real time, on their device, when and for how long the prospects watched the video, how many times they watched it, and what they clicked-on, prompting the user to focus his or her time and efforts on hot leads or interested prospects rather than on those that have not seen the video or otherwise expressed interest in the content. Users can create their hot lead lists by using familiar, intuitive ‘swipe left/swipe right’ on-screen navigation. Our clients report that these capabilities provide for a much more efficient and effective sales process, resulting in increased sales conversion rates. We developed the proprietary patent-pending interactive video technology, as well as several other patent-issued and patent-pending technologies that serve as the unique foundation for all of our platform applications.

With offices in California and Utah, we provide subscription-based application services to approximately 100 enterprise clients for use in over 60 countries, in over 48 languages, which collectively account for a user base generated through more than 1.4 million downloads of our verbCRM application. Our technology is also being integrated into popular ERP, CRM, and marketing platforms offered by third-party developers, including Salesforce and Microsoft, among others. For more information, please visit: www.verb.tech.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements about the closing of the offering of common stock. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the COVID-19 pandemic and related public health measures on our business, customers, markets and the worldwide economy; our plans to attract new customers, retain existing customers and increase our annual revenue; the development and delivery of new products, including verbLIVE; our plans and expectations regarding software-as-a-service offerings; our ability to execute on, integrate, and realize the benefits of any acquisitions; fluctuations in our quarterly results of operations and other operating measures; increasing competition; general economic, market and business conditions; and the risks described in the filings that we make with the Securities and Exchange Commission (“SEC”) from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, which was filed with the SEC on May 14, 2020, as amended by Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K, which was filed with the SEC on June 4, 2020, and which should be read in conjunction with our financial results and forward-looking statements contained therein, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 15, 2020, as amended by Amendment No. 1 on Form 10-Q/A to our Quarterly Report on Form 10-Q, which was filed with the SEC on June 4, 2020, and which should be read in conjunction with our financial results and forward-looking statements contained therein. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations:

888.504.9929

investors@ verb.tech

Media Contact:

855.250.2300, ext.107

info@verb.tech